                                                Filed pursuant to Rule 424(B)(3)
                                                File No. 333-78909


                              Prospectus Supplement
                       (To Prospectus Dated June 11, 1999)


                                  $850,000,000

                           [CITRIX LOGO APPEARS HERE]


            Zero Coupon Convertible Subordinated Debentures Due 2019

                              ---------------------

     This prospectus supplement relates to the resale by the holders of Citrix Systems, Inc. Zero Coupon Convertible Subordinated Debentures Due 2019 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the debentures.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 11, 1999, including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                 Principal Amount at                                     Number of
                                                Maturity of Debentures          Percentage of        Conversion Shares
                                               Beneficially Owned That           Debentures               That May
                   Name                              May Be Sold                Outstanding               Be Sold
                   ----                              -----------                -----------               -------
STI Capital                                          $ 10,720,000                  1.26%                    75,368
Any other holder of Debentures or                    $272,985,000                 32.12%                 1,919,272
 future   transferee from any such holder


                             ---------------------

            The Date Of This Prospectus Supplement Is July 16, 1999.